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                                                                    EXHIBIT 10.3


                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                             CERTAIN ADVENT ENTITIES

                                       AND

                        LONG DISTANCE INTERNATIONAL INC.





                               DATED JULY 28, 1997







                                BAKER & MCKENZIE
                          815 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20006
                            TELEPHONE: (202) 452-7000
                            FACSIMILE: (202) 452-7074
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                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT (this "Agreement") made this 28th day of July, 1997, by and among the entities listed on Schedule 1 hereto (collectively, the "Advent Entities") and Long Distance International Inc., a Florida corporation with an address of 888 South Andrews Avenue, Suite 205, Fort Lauderdale, FL 33316 ("LDI" or the "Company") (the Advent Entities and LDI being sometimes collectively referred to herein as the "Parties").

                                   WITNESSETH:

         WHEREAS, LDI is a corporation organized under the laws of Florida;

         WHEREAS, each of the Advent Entities is a limited partnership organized under the laws of Delaware, except for Four Seasons Venture II AS, which is a limited company organized under the laws of Norway;

         WHEREAS, LDI desires to issue and sell to the Advent Entities, and the Advent Entities desire to purchase from LDI, the following securities on the terms and conditions set forth herein:

         (i) Shares of the Series B Preferred Stock, $0.001 par value, of LDI ("Series B Stock"); and

         (ii) Warrants ("Warrants") to purchase shares of common stock, $0.001 par value, of LDI.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:



                                    ARTICLE I

                                  THE PURCHASE

         1.1 Purchase of Securities. LDI hereby agrees to issue, sell and deliver to the Advent Entities at the Closing (as hereinafter defined) and on the Post-Closing Adjustment Date (as hereinafter defined) the Securities (as hereinafter defined), for the consideration set forth and payable in accordance with the provisions of Article II.

                                   ARTICLE II

                           PAYMENT FOR THE SECURITIES
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         2.1 Consideration. Simultaneously with the execution and delivery of this Agreement, LDI has issued and sold to the Advent Entities and the Advent Entities have purchased from LDI 2,400,000 shares of Series B Stock ("Initial Series B Stock") and Warrants to purchase 9,908,367 shares of Common Stock ("Initial Warrants", and together with the Initial Series B Stock, the "Initial Securities") for Twenty Four Million US Dollars in cash ($24,000,000) (the "Initial Cash Consideration"). Payment of the Initial Cash Consideration for the Initial Securities purchased by the Advent Entities has been made by wire transfer (to an account of LDI previously designated by it in writing) and LDI hereby acknowledges receipt from the Advent Entities of payment in full of the Initial Cash Consideration. Each of the Advent Entities shall have purchased the Initial Securities for the Initial Cash Consideration as provided on Schedule 1.

         2.2      Delivery of Securities.

                  2.2.1 Delivery of the Initial Securities purchased by the Advent Entities pursuant to this Agreement has been made at the Closing by LDI delivering to the duly-authorized representative of the Advent Entities, against payment of the Initial Cash Consideration therefor,
         (i) stock certificates representing the Initial Series B Stock, and
         (ii) the Initial Warrants in the form of Exhibit A, with each such certificate and Warrant respectively being dated the date of this Agreement and registered in the respective name of each of the Advent Entities. Each of the Advent Entities has acquired that amount of the Initial Securities as provided in Schedule 1.

                  2.2.2 The Initial Securities and the securities delivered by LDI to the Advent Entities at the Post-Closing Adjustment Date are hereinafter sometimes referred to collectively as the "Securities".

         2.3 Use of Proceeds. The proceeds from the purchase of the Securities shall be used by LDI to fund (i) capital expenditures, (ii) expansion costs in Western Europe, (iii) license costs and capitalization of Subsidiaries, (iv) start up costs for new marketing methods, (v) Transaction Costs (as hereinafter defined), and (vi) general working capital purposes.

         2.4      Post-Closing Adjustments.

                  2.4.1 On the Post-Closing Adjustment Date (as defined in
         Section 2.4.3 below), LDI shall issue and sell to the Advent Entities, and the Advent Entities shall purchase from LDI, for an additional cash consideration (the "Additional Cash Consideration") delivered in immediately available funds by wire transfer to an account specified by LDI, amounts of additional shares of Series B Stock (the "Additional Series B Stock") and additional Warrants (the "Additional Warrants") in the form of Exhibit A, determined as follows:

                           (a) If the Preemptive Rights Holders (as defined in
                  Section 2.4(b) below) do not purchase any of the Securities under the Preemptive Rights Notice (as defined in Section 2.4.2(a) below), then (x) the number of Additional Series B Stock shall be


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                  75,000, (y) subject to subsection 2.4.1(d), the Additional
                  Warrants shall be Warrants to purchase 309,636 shares of Common Stock, and (z) the Additional Cash Consideration shall be Seven Hundred Fifty Thousand US Dollars (US$750,000). In this event the "Final Advent Percentage" shall be 27.72%.

                           (b) If the Preemptive Rights Holders tender
                  subscriptions, together with the cash consideration therefor, to purchase units of Series B Stock and Warrants in accordance with the Preemptive Rights Notice and the amount of units to be issued and sold by LDI in accordance therewith on the Post Closing Adjustment Date represent in the aggregate less than 75,000 shares of Series B Stock and Warrants to purchase less than 309,636 shares of the common Stock, then (x) the number of Additional Series B Stock shall be 75,000, less the number of shares of Series B Stock issued and sold by LDI to the Preemptive Rights Holders, (y) subject to subsection 2.4.1(d), the Additional Warrants shall be Warrants to purchase that number of shares of Common Stock as shall be equal to the difference of 309,636, less the initial number of shares of Common Stock purchasable upon exercise of the Warrants purchased by the Preemptive Rights Holder, and (z) the amount of the Additional Cash Consideration shall be equal to the difference of Seven Hundred Fifty Thousand US Dollars (US$750,000), less the cash consideration delivered by Preemptive Rights Holders in exchange for such units. In this event the "Final Advent Percentage" shall be the percentage obtained as follows:

                           Final Advent Percentage =
                                           (2,400,000 + Q)(28)/(2,500,000)%.

                           Where Q =       the number of Additional Series
                                           B Stock determined pursuant to
                                           clause (x) of this subsection.

                  By way of example, if the Advent Entities receive 50,000 shares of Series B Stock pursuant to this subsection (b), then the Final Advent Percentage will be:

                           (2,400,000 + 50,000)(28)/(2,500,000)= 27.44%.

                           (c) If the Preemptive Rights Holders tender
                  subscriptions, together with the cash consideration therefor to purchase units of Series B Stock and Warrants in accordance with the Preemptive Rights Notice and the amount of the units to be issued and sold by LDI in accordance therewith on the Post Closing Adjustment Date represent in the aggregate 75,000 or more shares of Series B Stock and Warrants to purchase 309,636 or more shares of the Common Stock, then (x) the number of Additional Series B Preferred Stock shall be zero,
                  (y) subject to subsection 2.4.1(d), the Additional Warrants shall be Warrants to purchase that number of shares of Common Stock obtained as follows:

                           Additional Warrant Shares = (96/97)(0.372872)(C+E)-A



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                           Where:

                           A=       Number of Shares represented by the
                                    Initial Warrants (i.e., 9,908,367)

                           C= Number of Shares outstanding as of the Closing (i.e., 26,540,269)

                           E= Number of Shares represented by the Warrants purchased by the Preemptive Rights Holders (unknown on the date of this Agreement)

                  and (z) the amount of the Additional Cash Consideration shall be equal to One US Dollar (US$1). In this event the "Final Advent Percentage" shall be 26.88%.

                           (d) In the event that between the Closing and the
                  Post-Closing Adjustment Date the number of shares of Common Stock which the Advent Entities may purchase pursuant to the Initial Warrants is adjusted in accordance with the terms of the Initial Warrants, then the Additional Warrants shall be Warrants to purchase that number of shares of Common Stock that the Additional Warrants would have been warrants to purchase if the Additional Warrants had been issued on the Closing Date and adjusted in accordance with the terms thereof between the Closing and the Post-Closing Adjustment Date.

                  2.4.2 The first of the following dates shall be the "Post Closing Determination Date":

                           (a) The day LDI receives executed signature pages of
                  the Agreement to Waive Preemptive Right included in the Preemptive Rights Notice and Request for Waiver of Preemptive Rights, dated July 7, 1997 (the "Preemptive Rights Notice"), from all of the shareholders of LDI, other than Messrs. Glassman and Friedland and Island Trading Company (the shareholders of LDI other than Messrs. Glassman and Friedland and Island Trading Company being referred herein as the "Preemptive Rights Holders");


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                           (b) August 18, 1997, provided that none of the
                  Preemptive Rights Holders exercised their respective preemptive right on or before such date; and

                           (c) In the event one or more Preemptive Rights
                  Holders exercise their respective preemptive rights, the date on which Preemptive Rights Holders are required to tender their subscription price to LDI under their respective subscriptions for up to the number of units consisting of shares of Series B Stock and Warrants to purchase the number of shares of Common Stock to which such Preemptive Rights Holders are eligible to subscribe. as soon as possible. LDI shall use its commercially reasonable efforts to ensure that such date is as soon as possible.

                  2.4.3 Promptly following the Post Closing Determination Date, LDI shall provide a written notice to the Advent Entities with the details of the determination of, and calculations for, the Additional Series B Stock, the Additional Warrants and the Additional Cash Consideration and stating a date within five business days thereafter (the "Post Closing Adjustment Date"), as well as a reasonable hour and place, for the transactions to be consummated on the Post Closing Adjustment Date.

                  2.4.4 In connection with the post-Closing adjustment being made pursuant to this Section 2.4, LDI represents that, as of the date hereof, pursuant to that certain letter agreement, dated November 6, 1996, between LDI and ARC Limited Partners, and those certain letter agreements, dated February 25, 1997, and July 28, 1997, between LDI and Societe Generale Securities Corporation and Bannon & Co., Inc., certain other purchasers (the "Other Purchasers") have agreed to purchase in the aggregate 25,000 shares of Series B Stock and Warrants to purchase in the aggregate 103,212 shares of Common Stock in exchange for cash consideration of Two Hundred Fifty Thousand US Dollars (US$250,000).

                  2.4.5 LDI represents and warrants that all Persons entitled to receive the Preemptive Rights Notice have been sent the Preemptive Rights Notice by a means reasonably calculated to reach such Persons without undue delay. LDI further represents, warrants and covenants that no Person has been sold or shall be sold any of the securities referred to in the Preemptive Rights Notice except for:

                           (a) the Advent Entities;

                           (b) the Other Purchasers, and to them only in the
                  amounts set forth previously in Section 2.4.4; and

                           (c) those Preemptive Rights Holders who exercise
                  their preemptive rights, and to them only to the extent of such preemptive rights.

         2.5 Warrant Series. The Initial Warrants, the Additional Warrants, the warrants to be issued to the Other Purchasers as described in Section 2.4.4, and any warrant certificates issued in


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whole or partial replacement or in substitution for any of the foregoing, shall be warrants in the "ADV" series of warrants issued by the Company. LDI represents, warrants and covenants that it has issued and will issue no other securities, warrants, options or other rights to obtain securities of LDI in the "ADV" series.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF LDI

         The term "LDI Affiliate" as used in this Agreement means all corporations, partnerships, and entities of any kind that are controlled by LDI, directly or indirectly in whole or in part. The terms "to the knowledge of LDI", "to LDI's knowledge", "to its knowledge" when reference is made to LDI, and similar terms mean to the actual knowledge of any of Cliff Friedland, David Glassman, Marilyn Felos and Mark Neptune and that all such persons have made all due inquiry. The term "Person" as used in this Agreement means an individual, partnership, company, corporation or other legal entity, as the context requires.

         The representations and warranties contained in this Article III shall expire on the second anniversary after the Closing, except that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.7 and 3.26 shall not expire, and that the representations and warranties in Sections 3.8, 3.12, and
3.16 shall expire on the expiration of the applicable statute of limitations (if any).

         LDI represents and warrants the following to each of the Advent Entities as of the date hereof and as of the Closing Date:

         3.1 Corporate Standing. Each of LDI and each LDI Affiliate is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization. Each of LDI and each of the LDI Affiliates has full corporate authority to own, lease and operate its properties and businesses, and is in good standing and is qualified to transact business as a foreign corporation in all states and other jurisdictions in which the nature of its business or the properties owned by it require it to qualify to transact business. Schedule 3.1 is a complete and correct list of all the LDI Affiliates.

         3.2 Authority. LDI has the full power and authority to enter into, execute, deliver, and perform this Agreement and each of the documents (the "LDI Exhibited Documents") set forth as Exhibits to this Agreement to which it is a party. The execution, delivery and performance of this Agreement and the LDI Exhibited Documents, and the consummation of all transactions contemplated herein and therein, have been duly authorized by all necessary corporate and other actions of LDI and every relevant LDI Affiliate. This Agreement and the LDI Exhibited Documents, when executed and delivered by the Parties, shall be valid and binding obligations of LDI, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific


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performance, injunction and other forms of mandatory equitable relief may not be available. Except as set forth in Schedule 3.2 attached hereto, neither the execution and delivery of this Agreement nor the execution and delivery of LDI Exhibited Documents nor the consummation of the transactions contemplated hereby or thereby by LDI or any LDI Affiliate will (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of LDI or of the constituent or corporate governance documents of any of the LDI Affiliates, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to LDI or any of LDI Affiliates or their businesses or by which any of their assets is affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of LDI's assets or any of the LDI Affiliates' assets pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which LDI or any of the LDI Affiliates is a party or by which any of their assets is affected. Except as set forth in Schedule 3.2 attached hereto, LDI and the LDI Affiliates are not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality, and no approvals or non-objections are required to be obtained or made by LDI and the LDI Affiliates in connection with the execution, delivery or performance by LDI of this Agreement and the LDI Exhibited Documents or the consummation of the transactions contemplated hereby or thereby.

         3.3      Capitalization.

                  3.3.1 LDI is a Florida corporation having authorized capital stock consisting of: 100,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), of which 24,083,713 shares are issued and outstanding immediately prior to the transactions contemplated hereby; 2,600,000 shares of Series A Preferred Stock, par value $0.001 per share ("Series A Stock"), of which 2,456,556 shares are issued and outstanding immediately prior to the transactions contemplated hereby; and 5,000,000 shares of Series B Preferred Stock, par value $0.001 per share ("Series B Stock"), of which no shares are issued and outstanding immediately prior to the transactions contemplated hereby. Schedule 3.3.1.A lists all persons or entities owning of record shares of any class of LDI's capital stock, as well as the amount and nature of capital stock held by each such person or entity. Schedule 3.3.1.B lists all persons or entities holding of record or, to LDI's knowledge, beneficially, options or warrants to acquire any of LDI's capital stock, as well the amount of capital stock covered by each such option or warrant and the exercise price therefor. Except as described in Schedule 3.3.1.C, there are no agreements, arrangements, warrants, calls, options, convertible rights or other rights (vested or contingent) to acquire any capital stock of LDI. There are no Persons which have or are entitled to any preemptive rights to purchase or acquire any Common Stock, Series A Stock, Series B Stock, or any other securities of LDI or the LDI Affiliates, except for the persons listed in Schedule 3.3.1.D along with the date on which such person's rights expire.


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                  3.3.2 The rights and preferences of the Common Stock, the
         Series A Stock, and the Series B Stock are as defined in the Articles of Amendment to the Second Restated Articles of Incorporation of LDI attached hereto in the form of Exhibit B.

                  3.3.3 The number of shares of Common Stock represented by the Initial Warrants and the Warrants received pursuant to Section 2.4, if exercised in accordance with the terms thereof at the close of business on the Post-Closing Adjustment Date, would constitute that percentage of the shares of Common Stock issued and outstanding as of the close of business on that day as equals the Final Advent Percentage. All of the Series B Stock, when delivered to the Advent Entities at the Closing Date or the Post-Closing Adjustment Date, as the case may be, will be validly issued, fully paid and nonassessable, and will be issued by LDI free and clear of any liens, claims, options, pledges, encumbrances or restrictions of any nature whatsoever except as contemplated by
         Schedule 3.3.3. LDI has the absolute right, power and capacity to issue and deliver the Securities to the Advent Entities, and at the Closing Date or Post-Closing Adjustment Date, as the case may be, the Advent Entities will have good, clean and marketable title to the Securities.

                  3.3.4 Schedule 3.3.4.A lists all Persons or entities of record owning shares of any class of capital stock of the LDI Affiliates, as well as the amount and nature of capital stock held by each such person or entity of record. Schedule 3.3.4.B lists all persons or entities holding options or warrants to acquire any capital stock of the LDI Affiliates, as well the amount of capital stock covered by each such option or warrant and the exercise price therefor. Except as described in Schedule 3.3.4.C, there are no agreements, arrangements, warrants, calls, options, convertible rights or other rights (vested or contingent) to acquire any capital stock of any LDI Affiliate from such LDI Affiliate or, to the knowledge of LDI, from any other person.

                  3.3.5 All of the shares of capital stock of the LDI Affiliates that are listed in Schedule 3.3.4.A as being owned by LDI are validly issued, fully paid and nonassessable and all of the options and warrants to purchase shares of capital stock of the LDI Affiliates listed on Schedule 3.3.4.B are owned of record and beneficially by LDI free and clear of any liens, pledges, claims, options, encumbrances or restrictions of any nature whatsoever except as contemplated by
         Schedule 3.3.5.A.

         3.4 Operation of the Business. Each of LDI and each of the LDI Affiliates owns and retains all such assets, tangible or intangible, contractual, license and leasehold rights necessary for it (i) to operate the Business (hereinafter defined), and (ii) to utilize the assets and contractual, license and leasehold rights, in the same manner as they are utilized at the date of this Agreement. With the exception of those assets used in the Business of LDI and the LDI Affiliates pursuant to license and leasehold rights in favor of LDI or the LDI Affiliates (as the case may be), all of the assets used in the Business of LDI and the LDI Affiliates are owned by LDI or such LDI Affiliate (as the case may be), and none are owned by any other Person. For purposes of this Agreement, the


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"Business" means the provision of domestic and international telecommunication services and products throughout the world.

         3.5 No Change. Except as set forth in Schedule 3.5 attached hereto, there has been no material adverse change since the date of the 1996 Balance Sheet (as hereinafter defined) in the nature of LDI or any of the LDI Affiliates and their Business or condition (financial or otherwise), or properties, assets, liabilities (actual or contingent), operations, or the manner of conducting their Business, other than changes in the ordinary course of business. Since December 31, 1996, there has been no event or condition of any character which, either individually or in the aggregate, might reasonably be expected to affect in a materially adverse manner the business prospects, operations, properties, assets, liabilities, earnings or financial condition of LDI or any of the LDI Affiliates, except no representation or warranty is made in this sentence with respect to events or conditions of general applicability or generally applicable to companies engaged in the Business, including, without limitation, those relating to political, economic, legal, regulatory and technological matters. Except as set forth in Schedule 3.5 attached hereto, since December 31, 1996, neither of LDI nor any of the LDI Affiliates have (i) declared or, directly or indirectly, paid any dividends or made any other distributions or payments of any kind to their shareholders or partners with respect to their shares of capital stock, (ii) incurred any indebtedness for borrowed money, (iii) created or permitted to be created any liens, encumbrances, or adverse charges of any nature on any of their assets, (iv) discharged, satisfied or paid, in whole or in part, or permitted to be discharged, satisfied or paid, in whole or in part, any material obligation or material liability (contingent or absolute) relating to the Business or the properties of LDI and the LDI Affiliates, other than in the ordinary course of business, (v) waived or permitted to be waived any right or claim of any of LDI or any of the LDI Affiliates, or (vi) assigned any contractual rights to a third person.

         3.6 Assets. Except as set forth in Schedule 3.6.A, LDI and each of the LDI Affiliates has good and marketable title to all of its assets, free and clear of all mortgages, options, leases, covenants, conditions, agreements, liens, security interests, adverse claims, restrictions, charges, encumbrances and rights of others, and there exists no restriction on the use or transfer of any of the assets of LDI or any of the LDI Affiliates. Schedule 3.6.B sets forth a list of all machinery or equipment, including without limitation, computer hardware, used to conduct the Business of LDI and the LDI Affiliates with an original market value in excess of $10,000 (the "Equipment"), together with the date of acquisition of each piece of Equipment, and the location of each piece of Equipment. Schedule 3.6.C sets forth a list of all "Company Software," which shall include all of LDI's and the LDI Affiliates' software and computer programs used in their Business, including any software or computer programs not wholly owned by LDI or the LDI Affiliates ("Third Party Software") embedded therein, other than off-the-shelf shrink-wrapped software. Except as set forth in Schedule 3.6.D attached hereto, the tangible assets of LDI and the LDI Affiliates are in good operating condition and repair, ordinary wear and tear excepted, and are satisfactory for the purposes for which such assets are being used in the Business. LDI and the LDI Affiliates do not, and have not since the date of their formation, owned or have any interest in real estate except as described in Schedule 3.6.E.


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         3.7 Compliance with Laws. Except as listed on Schedule 3.7, the operation of LDI and the LDI Affiliates and the use of their assets comply with all applicable federal, state, local and foreign laws, ordinances, rules and regulations (collectively the "Laws"). LDI and the LDI Affiliates have all requisite licenses, permits, approvals and certificates from federal, state, local and foreign governmental and quasi-governmental authorities as may be necessary to conduct their Business and own and operate their assets (including without limitation all licenses, permits, approvals and certificates required by all applicable local, regional and national telecommunication laws, ordinances, requirements, administrative rules and regulations, including but not limited to the ordinances and business conditions of the relevant telecommunication regulatory bodies in the United States and the United Kingdom) and such licenses, permits, approvals and certificates are valid and in full force and effect and by their terms, or to LDI's knowledge for any other reason, will not be terminated or adversely affected by the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 3.7 attached hereto, LDI and the LDI Affiliates have not received any written notice alleging any violations by LDI or any of the LDI Affiliates of any Laws, or of investigations of LDI or any of the LDI Affiliates initiated by administrative agencies, and, to the knowledge of LDI, no allegations or investigations are pending or have been threatened. No organization, governmental authority or public official has denied or questioned in writing the entitlement of LDI or any of the LDI Affiliates to operate its business in compliance with the Laws.

         3.8 Employee Benefit Plans.

                  3.8.1 Except as set forth on Schedule 3.8.1.A attached hereto, with respect to all employees and former employees of LDI and the LDI Affiliates, LDI, the LDI Affiliates and their ERISA Affiliates (as defined hereafter) do not maintain, contribute to or have any liability under:

                           (a) any bonus, incentive compensation, profit
                  sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, cafeteria, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement;

                           (b) any plan, program or arrangement which is an
                  "employee pension benefit plan" as such term is defined in
                  Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

         For purposes of this Agreement, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with LDI and the LDI Affiliates (or any person whose liabilities LDI or any of the LDI Affiliates have assumed or are otherwise subject to), currently or in the past would be treated as a single employer under Section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the


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         meaning of Section 414(b), (c), (m) and (o) of the Internal Revenue
         Code of 1986, as amended (the "Internal Revenue Code"). The plans, programs and arrangements set forth on Schedule 3.8.1.A are herein referred to as the "Employee Benefit Plans."

                  3.8.2 With respect to all employees and former employees of LDI and the LDI Affiliates, LDI, the LDI Affiliates and their ERISA Affiliates do not maintain, contribute to or have any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). LDI and the LDI Affiliates do not, and the ERISA Affiliates of LDI and the LDI Affiliates do not, maintain or contribute to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.

                  3.8.3 The sole Employee Benefit Plan which has ever been maintained by LDI, the LDI Affiliates and their ERISA Affiliates complies with the provisions of Section 401(a) of the Internal Revenue Code and is the Long Distance International Inc. 401(k) Employee Savings Plan (the "Savings Plan"), which was adopted by LDI, effective as of January 1, 1997. An application for a determination letter from the Internal Revenue Service ("IRS") for the Savings Plan has been prepared, but has not yet been submitted to the IRS. To the knowledge of LDI, the Savings Plan is in material compliance, both in form and in operation, with the provisions of Section 401(a) of the Internal Revenue Code, and LDI intends to take all further reasonable steps necessary to obtain a positive determination letter from the IRS for the Savings Plan, including submitting the application for a determination letter on a timely basis and the adoption of retroactive amendments requested by the IRS in response to the determination letter application.

                  3.8.4 With respect to each Employee Benefit Plan which is subject to Title I of ERISA, LDI, the LDI Affiliates and their ERISA Affiliates have complied with all of the applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, and there has been no non-exempt "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or Section 406 of ERISA.

                  3.8.5 LDI, the LDI Affiliates and their ERISA Affiliates, and their respective directors, officers, employees and other "fiduciaries," as such term is defined in Section 3(21) of ERISA, have no material liability for failure to comply with ERISA or the Internal Revenue Code for any action or failure to act in connection with the administration or investment of the Employee Benefit Plans.

                  3.8.6 With respect to any Employee Benefit Plan which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code (whether or not waived). With respect to the Employee Benefit Plans, all applicable contributions and premium payments for all periods ending prior to the

         Closing Date (including periods from the first day of the then current plan year to the Closing Date) have been made, and shall be made prior to the Closing Date in accordance with past practice and, with respect to each Employee Benefit Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No Employee Benefit Plan has any unfunded liability.

                  3.8.7 The actuarially determined present value of all accrued benefits under each Employee Benefit Plan subject to Title IV of ERISA (computed on a plan termination basis) does not exceed the fair market value of the assets of each such Employee Benefit Plan.

                  3.8.8 LDI, the LDI Affiliates and their ERISA Affiliates do not maintain, contribute to or have any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

                  3.8.9 LDI, the LDI Affiliates and their ERISA Affiliates do not maintain, and have not maintained, an employee pension benefit plan that has been the subject of a "reportable event," as that term is defined in Section 4043 of ERISA, as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"), or of any event requiring disclosure under Section 4063(a) of ERISA. LDI, the LDI Affiliates and their ERISA Affiliates have not incurred any outstanding liability under Section 4062 of ERISA to the PBGC. All premiums or other amounts due and payable to the PBGC have been paid. LDI, the LDI Affiliates and their ERISA Affiliates have not terminated any employee pension benefit plan subject to Title IV of ERISA, and no proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or (to their knowledge) threatened, no notice of any such termination has been received and no condition exists for the termination of an Employee Benefit Plan.

                  3.8.10 There is no pending or threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan (other than routine claims for benefits) and, to the knowledge of LDI, there is no basis for or fact which could give rise to any such legal action, proceeding or investigation. Any bonding required with respect to the Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  3.8.11 Except as set forth on Schedule 3.8.11,

                           (a) None of LDI or any LDI Affiliates is party to any
                  employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees;

                           (b) LDI and the LDI Affiliates do not have
                  outstanding loans to any current or former employees, and they have not guaranteed any such loans;

                           (c) No amount payable to an employee or former
                  employee of LDI and the LDI Affiliates will be an "excess parachute payment" which is non-deductible under Section 280G of the Internal Revenue Code.

                  3.8.12 To the knowledge of LDI, there has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B, or with regard to plan years beginning before December 31, 1988, Section 162(i) of the Internal Revenue Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed. To the knowledge of LDI, no event has occurred with respect to which LDI, the LDI Affiliates or their ERISA Affiliates could be liable for a tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B of the Internal Revenue Code, or for a civil penalty under Section 502(c) of ERISA.

                  3.8.13 With respect to each of the Employee Benefit Plans, LDI has delivered to the duly authorized representative of the Advent Entities true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form 5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description.

         3.9 Financial Statements. Attached hereto as Schedule 3.9.A is the consolidated balance sheet with the notes thereto (the "1996 Balance Sheet") of LDI and the LDI Affiliates, as of and for the year ending December 31, 1996, the consolidated income statement of LDI, including the LDI Affiliates, for the twelve (12) months then ended (the "12-month statement") and the consolidated balance sheet and income statement for the period from January 1, 1997 through March 31, 1997 (along with the 12-month statement and the 1996 Balance Sheet, collectively the "Financial Statements") together with the report thereon of LDI's certified public accountants. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The assets, liabilities, income and expenses of LDI, including the LDI Affiliates, are fairly valued in all material respects and accurately reflected on the Financial Statements.

         3.10 Intentionally Omitted.

         3.11 Litigation. Other than as listed in Schedule 3.11 attached hereto, there is no claim, counterclaim, suit, order, proceeding, action, or investigation pending, written notice of which has been received, or, to their knowledge, threatened against LDI or the LDI Affiliates or any of their respective officers, directors, or employees (in such capacity). None of LDI or any of the LDI

Affiliates is plaintiff or petitioner in any litigation or proceeding other than as listed in Schedule 3.11.

         3.12 Agreements, Leases and Licenses. LDI has provided true and accurate copies to the duly-authorized representative of the Advent Entities of all leases, licenses, contracts and agreements of LDI or any of the LDI Affiliates with payments to be made or received thereunder in excess of $10,000 per year, including all amendments or modifications thereto (the "Delivered Contracts"). Schedule 3.12A contains a complete list of the Delivered Contracts. Other than the Delivered Contracts and the contracts and agreements listed on
Schedule 3.12B, there are no leases, licenses, contracts or agreements necessary
(i) to operate the Business of LDI and the LDI Affiliates as operated at the date hereof, or (ii) to utilize the assets and contractual, license and leasehold rights in the same manner as LDI and the LDI Affiliates utilize such assets and contractual, license and leasehold rights as at the date hereof. (The agreements, contracts and other items on Schedules 3.12A and 3.12B are collectively referred to as the "Contracts"). Neither LDI nor any of the LDI Affiliates is in default under any of the Contracts and, to LDI's knowledge, no other party to any of the Contracts is in default thereunder. No event has occurred which with the passage of time or the giving of notice or both that would constitute a default by LDI or an LDI Affiliate under any of the Contracts. Each of the Contracts, to LDI's knowledge, is appropriate in nature and scope of the operation of the Business. Except as set forth on Schedule 3.12C, each of the Contracts is valid, binding and enforceable against LDI and the LDI Affiliates and to its knowledge each other party thereto in accordance with its terms without any defenses, setoffs, counterclaims or disputes of any nature and is in full force and effect. To LDI's knowledge, no purchase commitment for materials, supplies, component parts or items of inventory of the business to which LDI or any of the LDI Affiliates is a party is in excess of the ordinary, normal, usual and current requirements of the Business or at a price in excess of the current reasonable market price. To LDI's knowledge, no Contract which relates to the Business obligates LDI or any of the LDI Affiliates (i) to provide products or services to third Persons which LDI or any of the LDI Affiliates knows or has reason to believe are at prices which would result in a net loss on the sale or provision of such products or services, or which are pursuant to terms or conditions it cannot reasonably expect to satisfy or fulfill in their entirety, or (ii) to purchase or acquire services, information, products, inventory or equipment in excess of the normal, ordinary, usual and current requirements of the Business or at a price in excess of the current reasonable market price. LDI and the LDI Affiliates have not waived any right under any Contract, whether by action or inaction or otherwise. LDI and the LDI Affiliates are not a party to, and their assets are not bound by, any agreement that is adverse to the Business. LDI and the LDI Affiliates have not received written notice that any party to any of the Contracts intends to cancel or terminate any Contract prior to maturity.

         3.13 Environmental and Health and Safety Matters.

                  3.13.1 Set forth on Schedule 3.13.1 attached hereto is a true, accurate and complete list of all real property, owned, leased and/or otherwise used or occupied by LDI or any of the LDI Affiliates (the "Property").

                  3.13.2 To the knowledge of LDI, except as set forth in
         Schedule 3.13.2, LDI, all the LDI Affiliates, any predecessors related to the business conducted by LDI or any LDI Affiliate, and the Property have been at all times and are in material compliance with any governmental statute, law, ordinance, code, rule, regulation, order or decree or any decision, conclusion or determination made by a government official relating to or imposing liability or standards of conduct regarding any air emission, water discharge or use, storage, handling, generation or disposal of any Hazardous Substances (as defined below), including, without limitation, the following all regulations which have been promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Used Oil Recycling Act, the Occupational Safety and Health Act, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Emergency Planning and Community Right-to-Know Act, and all other federal, state, tribal and local laws, rules and regulations relating to protection of human health and the environment, reclamation of land, wetlands and waterways or relating to the use, storage, emissions, discharge, clean-up or release of Hazardous Substances on or into the work-place or the environment (including, without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and nontributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of contaminants (the "Environmental Laws"). For purposes of this Agreement, the term "Hazardous Substances" shall mean industrial, toxic or hazardous substances, materials or wastes or other pollutants, contaminants, petroleum products, asbestos, polychlorinated biphenyls ("PCBs") or chemicals, all as defined and regulated under Environmental Law.

                  3.13.3 To the knowledge of LDI, LDI and the LDI Affiliates have obtained and are in material compliance with all permits, licenses and other consents or authorizations which are required with respect to the operation of their businesses under the Environmental Laws, including without limitation those that are required to (a) operate or install any equipment or facilities and (b) generate, manufacture, formulate, store, treat, handle, transport, discharge, emit or dispose of Hazardous Substances generated by their businesses, a true and complete list of which is included in Schedule 3.13.3 except for those Hazardous Substances routinely stored, handled, transported or discharged in the day to day operations in compliance with applicable law.

                  3.13.4 To LDI's knowledge, except as listed in Schedule 3.13.4.A, there are no PCBs, TCE, PCE, or asbestos containing materials generated, used, treated, stored, maintained, disposed of, or otherwise deposited in, located on, or related to the Property, the businesses of LDI or the LDI Affiliates or their predecessors, or any premises at which the businesses of LDI, the LDI Affiliates or their predecessors were or are located. Additionally, except as described in Schedule 3.13.4.B, there are and, to LDI's knowledge, were no underground storage tanks used, stored, maintained, located on or otherwise related to the Property, the businesses of LDI or the LDI Affiliates or their predecessors, or any premises at which the businesses of LDI or the LDI Affiliates or their predecessors were or are located. To the knowledge of LDI, LDI and the LDI Affiliates have removed and properly disposed of all used or other obsolete materials regulated by environmental, health and safety laws, including chemical or other hazardous substances or wastes, that are not used by LDI or the LDI Affiliates. With respect to underground storage tanks, Schedule 3.13.4.B sets forth all information in the possession of LDI pertaining to the size, location, construction, installation date, use and testing history of all such underground storage tanks (whether or not excluded from regulation under Environmental Laws), including all underground storage tanks in use, out of service, closed, abandoned or decommissioned.

                  3.13.5 To the knowledge of LDI, there has been no unlawful or material "release" as defined in 42 U.S.C. Section 9601(22) or, threat of a "release" of any Hazardous Substance on, from or under any premises from which the operations of LDI or the LDI Affiliates or their predecessors have been or are being conducted.

                  3.13.6 To the knowledge of LDI, LDI, the LDI Affiliates and their predecessors have not received notice that any of them have any potential liability with respect to the contamination, investigation, or cleanup of any site at which Hazardous Substances have been or have alleged to have been generated, treated, stored, released, discharged, emitted or disposed of, and there are no past or present events, facts, conditions or circumstances which may interfere with or prevent compliance by the businesses of LDI or the LDI Affiliates in accordance with Environmental Laws, or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give risk to any common law or other legal liability, including, without limitation, liability under any Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, process, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment of Hazardous Substances by LDI or the LDI Affiliates or their predecessors, as a result of any act or omission of LDI or the LDI Affiliates or their predecessors.

                  3.13.7 To the knowledge of LDI, Schedule 3.13.7 contains a true, correct and complete listing of the methods used by LDI, the LDI Affiliates and any predecessor (including, but not limited to, a list of past and present disposal or recycling sites, waste haulers, and manifest numbers) since January 1, 1980 to dispose of or recycle Hazardous Substances generated by the operations and activities of LDI, the LDI Affiliates or their predecessors.

                  3.13.8 To the knowledge of LDI, except as disclosed in
         Schedule 3.13.8, all of LDI's, the LDI Affiliates', and their predecessors' disposal and recycling practices relating to Hazardous Substances have been accomplished in accordance with all applicable Environmental Laws.

         3.14 Intellectual Property. Each of LDI and the LDI Affiliates owns or has adequate rights to use all patents, trademarks, service marks, trade names, service names, copyrights, technology, know-how, processes, trade secrets, and other intellectual property, intangible property and proprietary rights (collectively, "Intangible Property") used in or necessary for the conduct of its Business as now conducted and as proposed to be conducted without, to LDI's knowledge, any infringement of or alleged infringement of the rights or alleged rights of others. Schedule 3.14.A lists all of the Intangible Property other than off-the-shelf shrink-wrapped software. To the knowledge of LDI, none of the Intellectual Property has been held or stipulated to be invalid in any litigation or proceeding. None of LDI's and the LDI Affiliates' rights to the Intangible Property has been questioned in any litigation or proceeding that is currently pending or that (to LDI's or LDI Affiliates' knowledge) has been threatened, and there exists no basis for a claim against LDI or any of the LDI Affiliates for infringement of any third Person's Intangible Property. LDI and the LDI Affiliates have not received written notice to the effect that any service they perform or sell may infringe any Intangible Property of another. Except as set forth in Schedule 3.14.B, LDI and the LDI Affiliates have not entered into or become party to any development, work for hire, license or other agreement pursuant to which they have secured the right or obligation to use, or granted others the right or obligation to use, any Intangible Property.

         3.15 Related Party Transactions. Since December 31, 1995, no officer, director, or person in a similar position of LDI or any of the LDI Affiliates or any affiliate thereof has, directly or indirectly, entered into any transaction with LDI or any of the LDI Affiliates except for any arrangements which are either (i) disclosed on the 1996 Balance Sheet, (ii) listed on Schedule 3.15 attached hereto, or (iii) constitute compensation in the ordinary course of business in an aggregate amount per year less than $50,000. For purposes of this Section only, the term "affiliate" of LDI or of the LDI Affiliates shall mean and include any officer or director or shareholder of LDI or any of the LDI Affiliates or any person related to any such officer, director or shareholder by blood or by marriage, or any corporation, partnership, proprietorship, trust or other entity in which such officer, director or shareholder (or any spouse, ancestor or descendant of the same) has more than a five percent (5%) legal or beneficial interest, or any corporation, partnership, proprietorship, trust or other entity which controls, is controlled by or is under common control with LDI or any of the LDI Affiliates.

         3.16 Increases in Salaries and Wages. Except as listed in Schedule 3.16 attached hereto, LDI and the LDI Affiliates have not, since December 31, 1996, paid any salary, wage, bonus payments or any other benefits to its employees at rates exceeding the respective rates paid to such employees which were in effect at December 31, 1996.

         3.17 Taxes. Except as otherwise indicated on Schedule 3.17.A, as to any tax imposed by the Federal government, or any state government or any subdivision or municipality thereof, or the government of any other country or political subdivision thereof, including, without limitation, (i) taxes imposed on or measured by income, (ii) taxes based on employment (including amounts withheld from employees' compensation), and (iii) any property, franchise, sales, use or value added tax, which, in each case, relates to or could cause a lien or encumbrance upon any of the assets or the businesses of LDI or any of the LDI Affiliates, LDI and each of the LDI Affiliates has timely (including any applicable extensions), properly and lawfully filed all returns and elections necessary to be filed and has paid in full the applicable taxes due on such returns (other than those being contested in good faith), no claims for any unpaid taxes, interest or penalties are being asserted by any governmental authority, for any period, against LDI or any of the LDI Affiliates or any assets of LDI or any of the LDI Affiliates. LDI and the LDI Affiliates have not paid and are not required to pay any income taxes to any country other than those listed on Schedule 3.17.B attached hereto, or to any state other than those listed on Schedule 3.17.C attached hereto. LDI and each of the LDI Affiliates pays property, franchise, sales, use or value added taxes, with respect to their businesses and properties only in those countries, states or political subdivisions listed on Schedule 3.17.D attached hereto. LDI and each of the LDI Affiliates has timely filed and paid all estimated taxes due on or prior to the Closing Date. LDI has furnished the duly authorized representative of the Advent Entities with true and complete copies of each of the Federal, state, local and foreign income and excise tax returns, and franchise, sales, use and value added tax returns, and any amendments thereto, of LDI and all of the LDI Affiliates, as they relate to taxable periods since the date of incorporation of LDI and LDI has made available to the Advent Entities all reports of and communications from the Internal Revenue Service ("IRS") and the corresponding taxing authorities of any other state, local and foreign governmental agencies who have examined the books and records of LDI or any of the LDI Affiliates at any time including and since the date of incorporation of LDI. Except as disclosed on Schedule 3.17.E attached hereto, to the knowledge of LDI, no audit or examination of LDI or any of the LDI Affiliates by any taxing authority or agency is now pending or currently in progress, and LDI and the LDI Affiliates have not received from any taxing authority or agency any notice of such an audit or examination. No waiver of any statute of limitations has been given and is in effect in respect to the assessment of any taxes against LDI or any of the LDI Affiliates.

         3.18 Employee Salaries and Benefits. LDI has provided the duly authorized representative of the Advent Entities with an accurate list of all salaried employees of LDI and each of the LDI Affiliates, and the current rate of compensation for each such employee (including a separate statement of bonuses and fringe benefits). Except as listed on Schedule 3.18, there is no liability for unpaid salary or wages, bonuses, vacation time, or other employee benefits due or accrued, nor liability for withheld or deducted amounts from employees' earnings, for the period ending on or immediately prior to the Closing Date, including without limitation commission payments to employees, other than in the ordinary course of business. There are no labor disputes, strikes, work stoppages or other interruptions in service or performance by employees, and all relationships between LDI and its employees, and between the LDI Affiliates and their employees, are generally stable and satisfactory.

         3.19 Insurance. Each of LDI and LDI Affiliates maintains in effect, and since January 1, 1996, has maintained in effect general liability insurance, workers' compensation insurance, insurance for acts or omissions by employees and directors, and other insurance covering their businesses and fire and extended coverage insurance with respect to their properties and assets.
Schedule 3.19 attached hereto is a complete list of all insurance policies (including the amount of coverage thereunder) in effect at present. All such insurance policies are owned solely and exclusively by LDI or the LDI Affiliates, as the case may be. No event has occurred that may enable an insurer to rescind any such policies in accordance with the respective terms of such policies.

         3.20 Customer and Supplier Relationships; Warranty Claims. LDI and the LDI Affiliates have not received any notice that any customer, subscriber, operator, programmer or supplier of LDI or any of the LDI Affiliates, as of the date hereof, intends to discontinue or alter the prices or terms of, or substantially diminish, its relationship with LDI or the LDI Affiliates, except where such discontinuation, alteration, diminution has not had and is not likely to have, individually or in the aggregate, a material adverse effect. Other than as set forth on Schedule 3.20, since the date of incorporation of LDI, there are no outstanding warranty claims against LDI or any of the LDI Affiliates with respect to products sold or services rendered by LDI or any of the LDI Affiliates.

         3.21 Accounts Receivable and Notes Receivable. The accounts receivable and notes receivable of LDI and the LDI Affiliates, other than those listed on
Schedule 3.21, represent bona fide claims which LDI and the LDI Affiliates have against debtors for sales or services arising on or before the Closing Date, are not subject to counterclaims, setoffs or deductions of any kind, and are not subject to additional requirements of performance by LDI or the LDI Affiliates. The aggregate amount of customer advance payments (i.e., payments in excess of actual work performed or materials supplied as of the date of such payment) received by LDI or the LDI Affiliates at or prior to the Closing Date with respect to such accounts receivable does not exceed $100,000. All of the accounts receivable and notes receivable have been created since the date of incorporation of LDI, pursuant to provision of services conforming to the terms of purchase orders executed by and received from unrelated third Persons in the normal course of business. Such receivables have been recorded in accordance with LDI's or the relevant LDI Affiliate's historical revenue recognition policy and have been collected or are collectable in accordance with their terms at the full recorded amount thereof no later than 90 days following the Closing.

         3.22 Accounts Payable. The accounts payable of LDI and the LDI Affiliates represent bona fide claims which creditors have against them for sales or services, are not subject to counterclaims, setoffs or deductions by them, and are not subject to additional requirements of performance due to them. All of the accounts payable have been created pursuant to receipt of goods or services conforming to the terms of purchase orders executed in favor of unrelated third Persons in the normal course of business.

         3.23 Bonds; Guarantees. Other than as listed on Schedule 3.23 or as specifically described in the Financial Statements, there are no bonds, guarantees, notes, sureties, letters of credit, or other similar credit agreements or debt obligations that exist with respect to LDI or the LDI Affiliates, their Businesses or any of their assets. LDI and the LDI Affiliates are not in default on the payment of any principal or interest on any indebtedness for borrowed money, nor are they otherwise in default under any indemnity, fidelity or contract bond or letter of credit, note, guarantee or other credit agreement or debt obligation or instrument.

         3.24 Absence of Undisclosed Liabilities. Except as reserved against or reflected in, or in the notes forming part of, the Financial Statements, or described in Schedule 3.24, LDI and the LDI Affiliates are not subject to any liability or financial obligation (known or unknown, direct or indirect, absolute, contingent, accrued or otherwise), other than liabilities or financial obligations arising in the ordinary course of business since the date of the Financial Statements. LDI and the LDI Affiliates do not know of any facts or circumstances which might reasonably serve as the basis for any liabilities or financial obligations which are not disclosed in the Schedules, except no representation or warranty is made with respect to events or conditions of general applicability or generally applicable to companies engaged in the Business, including, without limitation, those relating to political, economic, legal, regulatory and technological matters.

         3.25     Intentionally Omitted.

         3.26 Charter Documents. LDI has delivered to the duly-authorized representative of the Advent Entities certified copies of its Second Restated Articles of Incorporation (which, as amended by the Articles of Amendment attached as Exhibit B are the currently effective Articles of Incorporation of
LDI) and of its By-Laws and of the constituent and corporate governance documents of each of the LDI Affiliates, as amended to date (if applicable), as of the date of this Agreement. Such documents are complete, correct and current. The minute books, which have been made available for the Advent Entities' review, contain complete, correct and current records of all meetings and other corporate actions of the stockholders and Board of Directors of each of LDI and each of the LDI Affiliates since the date of incorporation of LDI.

         3.27 Subsidiaries and Affiliates. Schedule 3.27 lists all subsidiaries and Affiliates of each of the LDI Affiliates.

         3.28 Location of Facilities. Schedule 3.28 is a complete list of all facilities, together with the locations of such facilities, at which LDI's and the LDI Affiliates' material assets are situated, together with a description of the nature of such material assets at each such location.

         3.29 Financial Model. LDI has prepared and delivered to the duly authorized representative of the Advent Entities a financial model attached as
Schedule 3.29 (the "Model") projecting revenues, and operating expenses of the Business for LDI and the LDI Affiliates. The historical financial data set forth in the Model, and utilized in preparing the Model, are correct and complete in all material respects.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF EACH OF THE ADVENT ENTITIES

         The representations and warranties contained in this Article IV shall expire on the second anniversary of the Closing, except that the representations and warranties in Sections 4.1 and 4.2 shall not expire.

         Each of the Advent Entities represent and warrant, severally and not jointly, the following to LDI as of the date hereof and as of the Closing Date:

         4.1 Good Standing. Each of the Advent Entities is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware, except that Four Seasons Venture II AS is a limited company duly organized, validly existing, and in good standing under the laws of Norway. Each of the Advent Entities has full authority to own, lease and operate its properties and businesses, and is in good standing and is qualified to transact business as a foreign limited partnership or foreign corporation in all states in which the nature of its business or the properties owned by it require it to qualify to transact business, except to the extent that the failure to be qualified or be in good standing would not have a material adverse effect on the Advent Entities.

         4.2 Authority. Each of the Advent Entities has the full power and authority to enter into, execute, deliver, and perform this Agreement and each of the documents (the "Advent Exhibited Documents") set forth as Exhibits to this Agreement to which it is a party. The execution, delivery and performance of this Agreement and the Advent Exhibited Documents and the consummation of all transactions contemplated herein and therein, have been duly authorized by all necessary action of each of the Advent Entities. This Agreement and the Advent Exhibited Documents, when executed and delivered by the Parties, shall be valid and binding obligations of each of the Advent Entities, enforceable against it in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of mandatory equitable relief may not be available. Except as set forth in
Schedule 4.2 attached hereto, neither the execution and delivery of this Agreement nor the execution and delivery of the Advent Exhibited Documents nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the constituent documents of any of the Advent Entities, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to any of the Advent Entities, or its business, or by which any of the Advent Entities' assets are bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Advent Entities' assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which any of the

Advent Entities is a party or by which any of its assets are bound or affected. Except as set forth in Schedule 4.2 attached hereto, none of the Advent Entities is required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality and no approvals or non-objections are required to be obtained or made by any of the Advent Entities in connection with the execution, delivery or performance by such Advent Entity of this Agreement and the Advent Exhibited Documents or the consummation of the transactions contemplated hereby or thereby.

         4.3 Registration. Each of the Advent Entities understands that the Securities to be purchased by it under this Agreement have not been registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon exemptions contained in the Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Securities being acquired hereunder subsequently are offered, sold or transferred in a transaction that is so registered or qualifies for exemption from registration under the Act.

         4.4 Own Account. Each of the Advent Entities is acquiring the Securities under this Agreement solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Act. The Securities will not be offered for sale, sold or otherwise transferred by such Advent Entity without either registration or exemption from registration under the Act.

         4.5 Financial Matters. Each of the Advent Entities has such knowledge and experience in financial and business matters that such Advent Entity is capable of evaluating the merits and risks of such Advent Entity's investment in the Securities being acquired hereunder. Each of the Advent Entities understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Securities for an indefinite period of time, inasmuch as the Securities have not been registered under the Act).


                                    ARTICLE V

                        DELIVERIES ON CLOSING DATE BY LDI

         At the Closing herein defined, LDI shall deliver to the duly authorized representative of the Advent Entities the following:

         5.1 Officers Certificate. An officers certificate of Clifford Friedland, Chairman, and David Glassman, President, each dated the Closing Date, certifying to the best of the knowledge and belief of each such person that each of LDI's representations and warranties taken as a whole are true and correct in all material respects as of the Closing Date.

         5.2 Good Standing. Certificates of good standing in the state or country of incorporation for each of the LDI Affiliates.

         5.3 Legal Opinion. A legal opinion from Loeb & Loeb LLP, counsel to
LDI.

         5.4 Corporate and Third Party Authorizations. The approval for the transactions contemplated by this Agreement from the following:

                  5.4.1 The Board of Directors of LDI; and

                  5.4.2 The shareholders of LDI.

         5.5 Articles of Amendment. Evidence of the filing with the Secretary of State of Florida of and the effectiveness of, the Articles of Amendment to Second Restated Articles of Incorporation of LDI attached hereto as Exhibit B.

         5.6 Ancillary Agreements. Shareholders Agreement in the form attached hereto as Exhibit C duly executed by LDI and by Clifford Friedland and David Glassman, a Registration Rights Agreement in the form attached hereto as Exhibit D duly executed by LDI; Warrant Certificates in the form attached hereto as Exhibit A duly executed by LDI; and a Preemptive Rights Agreement in the form attached hereto as Exhibit E duly executed by LDI, Clifford Friedland, and David Glassman.

         5.7 Directors. Evidence of the election of Scott Lanphere and Olaf Krohg as Advent Entities' initial representatives to LDI's Board of Directors as directors of LDI.

         5.8 Stock Option Plan. Evidence of the adoption by the Board of Directors of the Company of the Stock Option Plan attached hereto as Exhibit F.

         5.9 Committees. Evidence of the adoption by the Board of Directors of the Company of resolutions creating an Audit Committee, an Investment Committee, and a Compensation Committee.

         5.10 Waivers of Preemptive Rights. Waivers of the preemptive rights described in LDI's notice dated July 7, 1997, attached hereto as Exhibit G, executed by Clifford Friedland, David Glassman, and Island Trading Company, as well as waivers of such rights by other shareholders holding in the aggregate at least 19.5% of the shares of capital stock of LDI immediately before the Closing.

         5.11 Resolutions. A copy of resolutions adopted by the Board of Directors of LDI and by the shareholders of LDI, certified by the Secretary of LDI, authorizing or ratifying the execution and delivery of this Agreement and the Exhibits hereto, and the performance by LDI of its obligations hereunder and thereunder.

         5.12 Undertaking. An undertaking of Clifford Friedland and David Glassman as directors of LDI with respect to amending the bylaws of LDI to provide for the committees mentioned in

Section 5.9 and to provide for the payment of directors' expenses, and not thereafter voting in favor of any amendment to the bylaws that would eliminate such provisions.

         5.13 Waivers of Series A Rights. Waivers executed by certain of the holders of record of any shares of the Series A Stock waiving any and all rights (including without limitation statutory appraisal rights and contractual rights) created by, or arising as a result of, the amendment to the Second Restated Articles of Incorporation of LDI as contemplated by this Agreement, attached hereto as Exhibit B.


                                   ARTICLE VI

                      DELIVERIES ON CLOSING DATE BY ADVENT

         At the Closing, each of the Advent Entities shall deliver to LDI the following:

         6.1 Officers Certificate. A certificate of its duly-authorized representative dated the Closing Date, certifying to the best of the knowledge and belief of each such person that such Advent Entity's representations and warranties taken as a whole are true and correct in all material respects as of the Closing Date.

         6.2 Good Standing. A certificate of good standing in its state of organization, or similar document for an entity organized outside the United States of America.

         6.3 Legal Opinion. Legal opinions from counsel to the Advent Entities.

         6.4 Investment Committee Authorizations. Evidence of the approval for the transactions contemplated by this Agreement from the Investment Committee.

         6.5 Ancillary Agreements. Shareholders Agreement in the form attached hereto as Exhibit C duly executed by each of the Advent Entities; the Registration Rights Agreement in the form attached hereto as Exhibit D duly executed by each of the Advent Entities; and a Preemptive Rights Agreement in the form attached hereto as Exhibit E duly-executed by each of the Advent Entities..


                                   ARTICLE VII

                                     CLOSING

         The actual consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on July 28, 1997 (the "Closing Date"), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, unless otherwise agreed by the Parties.

                                  ARTICLE VIII

                        FURTHER ASSURANCES OF THE PARTIES

         LDI and each of the Advent Entities shall, as described below, each perform the indicated tasks designated to be performed by them:

         8.1 Further Assurances of LDI. LDI agrees that, from time to time and without further consideration, it will:

                  8.1.1 execute and deliver such further documents and take such other action as any of the Advent Entities may reasonably require to implement and effectuate the transactions contemplated in this Agreement, and

                  8.1.2 if the Advent Entities so request, and if mutually agreeable terms therefor can be negotiated between the Parties acting in good faith, loan to the Advent Entities such funds as may from time to time be required by the Advent Entities, their affiliates, or some of the foregoing, for the payment of U.S. income and/or U.S. withholding taxes relating to the Securities; and

                  8.1.3 use reasonable efforts to cause all the present holders of shares of LDI's capital stock to execute and become parties to the Preemptive Rights Agreement attached hereto as Exhibit E.

         8.2 Further Assurances of Advent. Each of the Advent Entities agrees that, from time to time and without further consideration, it will execute and deliver such further documents and take such other action as LDI may reasonably require to implement and effectuate the transactions contemplated in this Agreement.


                                   ARTICLE IX

                      EXPENSES WITH RESPECT TO TRANSACTION

         9.1 LDI's Costs. LDI will pay all fees, costs and expenses incurred by it in connection with this transaction, including, without limitation, the fees and expenses of its attorneys, its accountants, Societe Generale Securities Corporation, SG Bannon, LLC, ARC Limited Partners, and other persons (collectively, "Transaction Costs"), and no portion thereof shall be paid by any of the Advent Entities.

         9.2 Advent's Costs.

                  9.2.1 LDI will pay all fees, costs and expenses incurred by any of the Advent Entities in connection with this transaction (including without limitation the reasonable fees and expenses of attorneys, accountants and other persons) up to a maximum of $275,000 and no portion thereof shall be paid by any of the Advent Entities.

                  9.2.2 The Advent Entities shall pay all fees, costs and expenses incurred by it in connection with this transaction in excess of the $275,000 to be paid by LDI pursuant to Section 9.2.1.

         9.3 Other Costs. In addition to making the payments called for by
Section 9.2, LDI shall pay any and all fees accompanying filings required to be made to governmental agencies in connection with the transactions contemplated by this Agreement.


                                    ARTICLE X

                                     BROKERS

         Each of the Parties hereby agrees to indemnify and save and hold harmless the other Party, its shareholders, directors and officers from and against any and all claims, losses, damages, costs or expenses of any kind or character (including attorneys' fees) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such Party with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and, if so requested by the other Party, to supply at Closing a letter releasing the other Party from the claims of any such broker or finder.


                                   ARTICLE XI

                       INDEMNIFICATION AND RELATED MATTERS

         11.1 Indemnification from LDI. From and after the Closing, LDI shall indemnify and hold harmless each of the Advent Entities and their respective officers, directors, employees, Affiliates, successors and permitted assigns from all Losses (as hereinafter defined) resulting from a breach by LDI of any of its representations, warranties, covenants or obligations under this Agreement.

         11.2 Indemnification from Advent. From and after the Closing, each of the Advent Entities shall indemnify and hold harmless LDI and its officers, directors, employees, Affiliates, successors and permitted assigns from all Losses (as hereinafter defined) resulting from a breach by any of the Advent Entities of any of their representations, warranties, covenants or obligations under this Agreement.

         11.3 Definitions.

                  11.3.1 As used herein, the term "Losses" means any and all claims, demands, costs, losses, damages and liabilities, net of any insurance proceeds received. The term "Losses" includes reasonable attorneys' fees and costs incurred in the investigation and defense of a claim, demand, cost, loss or liability, any Taxes (as hereinafter defined) of LDI or any of the

         LDI Affiliates that are attributable to the Pre-Closing Tax Period (as hereinafter defined) and that result from an Adjustment (as hereinafter defined), and it also includes the decrease or diminution in value of the Securities of LDI or other capital stock of LDI into which the Securities are convertible. In the event that a claim for indemnification shall arise under Section 11.1 or 11.7 and the breach giving rise to such claim results in a diminution of the value of LDI's assets, an increase in the amount of LDI's liabilities, or a payment by LDI net of any insurance proceeds, the term "Losses" includes an amount equal to the Final Advent Percentage of such net diminution, increase, or payment.

                  11.3.2 As used herein, the term "Indemnifying Party" shall mean the person or persons against whom a Party (the "Indemnified Party") makes a claim for indemnification hereunder.

         11.4 Certain Limitations on Losses.

                  11.4.1 No claim for indemnification shall be brought by any of the Advent Entities under this Article XI until the aggregate amount of Losses of the Advent Entities exceeds the Threshold Amount, and then only to the extent of such excess. The "Threshold Amount" is the quotient whose numerator is $100,000 and whose denominator is the Final Advent Percentage expressed as a decimal. By way of example, if Section 2.4.1(a) applies, the Threshold Amount equals ($100,000 / 0.2772 =) $360,750.36.

                  11.4.2 It shall be a condition to the right of an Indemnified Party to indemnification pursuant to this Article XI for breach of a representation or warranty that such Indemnified Party shall assert a claim for such indemnification on or before the expiration date of such representation or warranty, provided, however, that the foregoing shall not be construed as requiring an Indemnified Party, before such expiration date, to specify the full amount to which it seeks indemnification or to specify every basis on which it claims indemnification.

         11.5 Advent Notice. The Advent Entities shall give LDI prompt notice of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which the Advent Entities seek indemnification pursuant to Article XI, but the failure to give such notice shall not impair any of the rights or benefits of Advent Entities except to the extent such failure materially affects LDI's ability to defend such claim or increases the amount of such liability. In the case of any third-party claims as to which indemnification is sought by any of the Advent Entities, the Advent Entities shall be entitled, at the sole expense and liability of LDI, to exercise full control of the defense, compromise or settlement of any third-party claim, investigation, action, suit, hearing or proceeding, unless LDI, within a reasonable time after the giving of such notice by the Advent Entities, shall: (i) deliver a written confirmation to the Advent Entities that indemnification is applicable to such claim, investigation, action, suit, hearing or proceeding and that LDI will indemnify each of the Advent Entities in respect of such claim, investigation, action or proceeding pursuant to the terms of this Article XI without asserting any challenge, defense, counterclaim or offset, (ii) notify the Advent Entities in writing of the intention of LDI to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Advent Entities to conduct the defense of such claim, investigation, action, suit, hearing or proceeding. If LDI so assumes the defense of any such claim, investigation, action, suit, hearing or proceeding in accordance herewith, then the Advent Entities shall cooperate with LDI in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If LDI so assumes the defense of any such claim, investigation, action, suit, hearing or proceeding, the Advent Entities shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Advent Entities shall be at the expense of the Advent Entities unless (i) LDI has agreed to pay such fees and expenses,
(ii) any relief other than the payment of money damages is sought against the Advent Entities or (iii) the named parties to any such claim, investigation, action, suit, hearing or proceeding (including any impleaded Persons) include any of the Advent Entities and LDI and any of the Advent Entities shall have been advised by its counsel that there is a conflict of interest between such Advent Entity and LDI in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by LDI. If LDI elects to direct the defense of any such claim, investigation, action, suit, hearing or proceeding, the Advent Entities shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless LDI withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of any of the Advent Entities is entered against any such Advent Entity for such liability. If LDI does not elect to defend, or if, after commencing or undertaking any such defense, LDI fails to prosecute or withdraws from such defense, the Advent Entities shall have the right to undertake the defense or settlement thereof, at LDI's expense. If the Advent Entities assume the defense of any such claim, investigation, action, suit, hearing or proceeding pursuant to this Article XI and propose to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Advent Entities shall give LDI prompt written notice thereof and LDI shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at LDI's expense. LDI shall not, without written consent of any of the Advent Entities, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit, hearing or proceeding (i) in which any relief other than the payment of money damages is or may be sought against any of the Advent Entities or (ii) which does not include as an unconditional term thereof the giving by the claimant, Person conducting such investigation or initiating such hearing, plaintiff, petitioner, cross- or counterplaintiff, or cross- or counterclaimant to any of the Advent Entities of a release from all liability with respect to such claim, investigation, action, suit or proceeding and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts. The Advent Entities shall be kept fully informed concerning any matter addressed in this Section 11.4 at all stages thereof whether or not they are represented by their own counsel.

         11.6 LDI Notice. LDI shall give the Advent Entities prompt notice of any third-party claim, investigation, action, suit, hearing or proceeding with respect to which LDI seeks indemnification pursuant to Article XI, but the failure to give such notice shall not impair any of the rights or benefits of LDI except to the extent such failure adversely affects the Advent Entities' ability to defend such claim or increases the amount of such liability. In the case of any third-party claims as to which indemnification is sought by LDI, LDI shall be entitled, at the sole expense and liability of the Advent Entities, to exercise full control of the defense, compromise or settlement of any third-party claim, investigations, action, suit, hearing or proceeding unless the Advent Entities, within a reasonable time after the giving of such notice by LDI, shall: (i) deliver a written confirmation to LDI that the indemnification is applicable to such claim, investigation, action, suit, hearing or proceeding and that the Advent Entities will indemnify in respect of such claim, investigation, action or proceeding pursuant to the terms of this Article without asserting any challenge, defense, counterclaim or offset, (ii) notify LDI in writing of the intention of the Advent Entities to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to LSI to conduct the defense of such claim, investigation action, suit, hearing or proceeding. If the Advent Entities so assume the defense of any such claim, investigation, action, suit, hearing or proceeding in accordance herewith, then LDI shall cooperate with the Advent Entities in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Advent Entities so assume the defense of any such claim, investigation, action, suit, hearing or proceeding, LDI shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by LDI shall be at the expense of LDI unless
(i) the Advent Entities have agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against LDI or (iii) the named parties to any such claim, investigation, action, suit, hearing or proceeding (including any impleaded Persons) include LDI and the Advent Entities and LDI shall have been advised by its counsel that there is a conflict of interest between LDI and any of the Advent Entities in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Advent Entities. If the Advent Entities elect to direct the defense of any such claim, investigation, action, suit, hearing or proceeding, LDI shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Advent Entities withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of LDI is entered against LDI for such liability. If the Advent Entities do not elect to defend, or if, after commencing or undertaking any such defense, the Advent Entities fail to prosecute or withdraws from such defense, LDI shall have the right to undertake the defense or settlement thereof, at the Advent Entities' expense. If LDI assumes the defense of any such claim, investigation, action, suit, hearing or proceeding pursuant to this Article XI and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then LDI shall give the Advent Entities prompt written notice thereof and the Advent Entities shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Advent Entities' expense. The Advent Entities shall not, without the written consent of LDI, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit, hearing or proceeding
(i) in which any relief other than the payment of money damages is or may be sought against LDI or (ii) which does not include as an unconditional term thereof the giving by the claimant, Person conducting such investigation or initiating such hearing, plaintiff, petitioner, cross- or counterplaintiff, or cross- or counterclaimant to LDI of a release from all liability with respect to such claim, investigation, action, suit or proceeding and all other claims or causes of action (known or unknown) arising or which might arise out of the same fact. LDI shall be kept fully informed concerning any matter addressed in this
Section 11.5 at all stages thereof whether or not it is represented by its own counsel.

         11.7 Tax Indemnification. Notwithstanding any other provision of this Agreement, LDI agrees that it shall indemnify and hold each of the Advent Entities harmless, pursuant to the terms and conditions contained in this
Article XI, for any Taxes of LDI or any of the LDI Affiliates that are attributable to the Pre-Closing Tax Period and that result from an Adjustment. For purposes of this Section, the following terms shall have the following meanings:

                  11.7.1 "Adjustments" means an adjustment to any Tax Return as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as a result of the filing of an amended Tax Return to reflect the consequences of any determination made in connection with any such audit or proceeding.

                  11.7.2 "Pre-Closing Tax Period" means taxable years or periods ending on or before the Closing Date and, in the case of taxable years or periods beginning before and ending after the Closing Date, the portion of such years or periods ending at the close of business on the Closing Date.

                  11.7.3 "Tax" or "Taxes" means all federal, foreign, state or local net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, business, withholding, "tollgate," payroll, employment, excise, capital, property or similar taxes, assessments, duties, fees, levies or other governmental charges together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

                  11.7.4 "Tax Return" means any return, including any informational return, pertaining to Taxes filed by or on behalf of LDI or any of the LDI Affiliates or any related persons in their capacities as tax payers or shareholders or recipients, holders or payers of money or property or otherwise with any federal, foreign, state or local taxing authority.

         11.8 Rescission. In the event that, as a result of the consummation of the transactions contemplated by this Agreement, governmental authorities in the United Kingdom terminate or revoke either the International Facilities License currently held by LDI Communications Limited or the International Simple Resale License currently held by Long Distance International Limited (or both of them), all but not less than all of the Advent Entities may rescind this Agreement and the transactions contemplated by this Agreement and, upon tendering to LDI any Securities received by the Advent Entities pursuant to this Agreement, require LDI to refund to Advent the consideration paid by Advent pursuant to this Agreement.

                                   ARTICLE XII

                                     NOTICES

         12.1 Notice. All notices required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

                  12.1.1 As to any or all of the Advent Entities, addressed to:
         Advent International Corporation, 101 Federal Street, Boston, Massachusetts 02110; facsimile: (617) 443- 0322, Attention: Olaf N. Krohg; with a copy thereof addressed to Baker & McKenzie, 815 Connecticut Avenue, N.W., Washington, D.C. 20006-4078; facsimile: (202) 452-7074, Attention: Marc R. Paul, Esq.; or to such other address or addresses and to the attention of such other person or persons as the Advent Entities may from time to time designate in writing to LDI; and

                  12.1.2 As to LDI, addressed to: Long Distance International Inc., 888 S. Andrews Avenue, Suite 205, Ft. Lauderdale, FL 33316, facsimile: (954) 524-5110, Attention: David Glassman; with a copy thereof addressed to Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, facsimile (212) 407-4990, Attention: David S. Schaefer, Esq.; or to such other address or addresses and to the attention of such other person or persons as LDI may from time to time designate in writing to the Advent Entities.

         12.2 Receipt of Notice. Any notice given in accordance with this
Article XII shall be deemed to have been given when delivered personally, or when received if sent via express delivery, facsimile, or registered or certified mail, postage prepaid and return receipt requested.



                                  ARTICLE XIII

                  EFFECTIVENESS AND ASSIGNABILITY OF AGREEMENT

         This Agreement shall become effective when executed and delivered by the Parties hereto, and shall be binding in all respects upon the respective successors and permitted assigns of each of the Parties hereto. No Party hereto may assign this Agreement in whole or in part without first obtaining the written consent of the other Party, except that the Advent Entities may assign this Agreement to any Affiliate of any of the Advent Entities.

                                   ARTICLE XIV

                           ANNOUNCEMENT OF TRANSACTION

         No Party hereto shall make a public announcement of any of the transactions contemplated by this Agreement without approval of the other Party, which approval shall not be unreasonably withheld or delayed, unless required by law or by applicable stock exchange requirements, and in any event such person shall provide notice accompanied by a copy of all proposed announcements to the other Party.



                                   ARTICLE XV

                            COMPLETENESS OF AGREEMENT

         The Exhibits and Schedules hereto are incorporated into this Agreement by reference, and in this Agreement, references to this "Agreement" include references to the Schedules and Exhibits hereto. This Agreement and the Closing documents represent the entire contract between the Parties with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof, including but not limited to those letters of intent dated May 7, 1997 and May 9, 1997, as amended on June 25, 1997, and that certain Draft Summary of Terms dated May 1, 1997. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the Parties hereto.



                                   ARTICLE XVI

                                    CAPTIONS

         The captions to the Articles and Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.



                                  ARTICLE XVII

                                 APPLICABLE LAW

         This Agreement, the Schedules and Exhibits, and all other documents given in connection herewith, shall be construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

                                  ARTICLE XVIII

                   CHOICE OF FORUM; VENUE; SERVICE OF PROCESS

         Any claim, suit, action, or proceeding among any or all of the Parties hereto relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement, shall be commenced and maintained exclusively in the United States District Court for the Southern District of New York, or, if such Court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in the State of New York. The Parties hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. The Parties further agree that venue shall be exclusively in New York County, New York. The Parties irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in the State of New York or in New York County has been brought in an inconvenient forum. The Parties irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses given in Article XII hereof; and further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service in such manner and at such addresses is not authorized by the local or procedural laws of the State of New York.



                                   ARTICLE XIX

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Parties.



                                   ARTICLE XX

                           NO THIRD PARTY BENEFICIARY

         This Agreement is intended to inure to the benefit of LDI and the Advent Entities only; and no third Person shall have any rights, express or implied, by reason of this Agreement.



                                   ARTICLE XXI

               UNILATERAL RIGHT TO WAIVE FAILURES OF OTHER PARTIES

         21.1     Waiver.  Either of the Parties may:

                  21.1.1 Extend in writing the time for the performance of any of the obligations herein contained to be performed for the benefit of such Party;

                  21.1.2 Waive in writing any inaccuracies in the representations and warranties made to it contained in this Agreement or any Schedule or Exhibit hereto or any certificate or certificates delivered by the other Party to this Agreement;

                  21.1.3 Waive in writing the failure in performance of any of the conditions herein expressed for its benefit; and

                  21.1.4 Waive in writing compliance with any of the covenants herein contained for its benefit.

         21.2 Effect of Waiver. No such waiver or extension shall be valid unless in writing and signed by the Party granting the waiver or extension, and no such waiver or extension shall be construed to excuse or mitigate any subsequent breach or violation of this Agreement not specifically covered by such waiver.



                                  ARTICLE XXII

                                  SEVERABILITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of either Party hereto, the Parties to this Agreement shall add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

[Signatures begin on the next page.]

                                GLOBAL PRIVATE EQUITY III L.P., a
                                Delaware limited partnership

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________


                                GLOBAL PRIVATE EQUITY III-A L.P., a
                                Delaware limited partnership

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________


                                GLOBAL PRIVATE EQUITY III-B L.P., a
                                Delaware limited partnership

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________

                                GLOBAL PRIVATE EQUITY III-C L.P., a
                                Delaware limited partnership

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________


                                ADVENT PGGM GLOBAL L.P., a Delaware
                                limited partnership

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________


                                ADVENT EURO-ITALIAN DIRECT
                                INVESTMENT PROGRAM L.P., a Delaware
                                limited partnership

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________

                                ADVENT GLOBAL GECC III L.P., a Delaware
                                limited partnership

                                By:  Advent Global Management L.P., General
                                     Partner

                                By:  Advent International L.P., General Partner

                                By: Advent International Corporation, General Partner


                                By:      _____________________________
                                Its:     _____________________________


                                ADVENT PARTNERS (NA) GPE III L.P., a
                                Delaware limited partnership

                                By: Advent International Corporation, General Partner

                                By:      _____________________________
                                Its:     _____________________________


                                ADVENT PARTNERS GPE III L.P., a Delaware limited partnership

                                By: Advent International Corporation, General Partner

                                By:      _____________________________
                                Its:     _____________________________

                                ADVENT PARTNERS L.P., a Delaware limited partnership

                                By: Advent International Corporation, General Partner

                                By:      _____________________________
                                Its:     _____________________________


                                FOUR SEASONS VENTURE II AS, a Norwegian
                                limited company

                                By:      _____________________________
                                         Pursuant to a Power of Attorney


                                LONG DISTANCE INTERNATIONAL INC., a
                                Florida corporation


                                By:      _____________________________
                                Its:     _____________________________

                                  SCHEDULE 4.2

                     ADVENT ENTITIES' CONFLICTS AND CONSENTS

                                     (None)